File No. 70-10227

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                ------------------------------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM U-1
                             APPLICATION-DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                ------------------------------------------------
        Emera Incorporated                   Bangor Hydro-Electric Company
           P.O. Box 910                             33 State Street
       Halifax, Nova Scotia                       Bangor, Maine 04401
              Canada
              B3J2W5

      Emera US Holdings Inc.             And the direct and indirect subsidiary
        BHE Holdings Inc.              companies of Emera Incorporated listed on
        1209 Orange Street                      Exhibit A to this file.
 New Castle, Wilmington, DE 19801

                ------------------------------------------------
                               Emera Incorporated
                (Name of top registered holding company parent of
                          each applicant or declarant)
                ------------------------------------------------

                                Richard J. Smith
                     Corporate Secretary and General Counsel
                                   Emera Inc.
                                  P.O. Box 910
                              Halifax, Nova Scotia
                                     Canada
                                     B3J2W5
                 -----------------------------------------------
                     (Name and address of agent for service)

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        The Commission is requested to send copies of all notices, orders and communications in connection with this application to:

                                 Markian Melnyk
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                             1875 Connecticut Avenue
                           Washington, D.C. 20009-5728

                                ph (202) 986-8000
                               fax (202) 986-8102




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


          This Post-effective Amendment No. 1 amends the Pre-effective Amendment No. 2 to the Application in File No. 70-10227, filed with the Commission on June 30, 2004, to add the following request to Item 1 thereof and to conform Items 2 and 5.

Item 1.   Description Of Proposed Transactions

A.   Introduction.

          Emera Incorporated ("Emera"), a registered public utility holding company under the Public Utility Holding Company Act of 1935 (the "Act") requests the Commission to release jurisdiction regarding the financing program of Emera and the direct and indirect Emera subsidiaries identified on the cover page of this Application (the "Applicants" or "Emera Group").

B.   Discussion

          By order dated June 30, 2004, Holding Co. Act Release No. 27865 ("June Order"), the Commission authorized the Emera Group to engage in certain financing and other transactions summarized below and more fully described in the June Order and the Application in SEC File No. 70-10227. The June Order authorized the Emera Group to engage in the proposed transactions, subject to certain limits stated in the order, until October 30, 2004, and reserved jurisdiction over the authorization requested by the Applicants for the period from October 30, 2004, through June 30, 2007, until the record is complete.

          In the June Order, the Commission authorized Emera to:

               (i) issue and sell through the Authorization Period/1 up to $2 billion of securities at any one time outstanding ("Emera External Limit") and to issue guarantees and other forms of credit support in an


------------
1/ The June Order defined "Authorization Period" as the period from the effective date of the order through June 30, 2007. The June Order also reserved jurisdiction over transactions proposed in the Application from October 30, 2004 through June 30, 2007.


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


               aggregate amount of $500 million at any one time outstanding ("Emera Guarantee Limit");

               (ii) to enter into hedging transactions, including anticipatory hedges, with respect to its indebtedness to manage and minimize interest rate costs and to lock-in current interest rates;

               (iii) to finance certain of its nonutility subsidiaries at a mark up to Emera's cost of funds;

               (iv) to change the terms of any wholly-owned subsidiary's authorized capital stock;

               (v) to issue up to 5 million shares of common stock under dividend reinvestment and stock-based management incentive and employee benefit plans;

               (vi) to invest up to $300 million in "Canadian Energy Related Subsidiaries";

               (vii) to issue and sell securities and guarantees in an aggregate amount of up to $2.0 billion, which would be included within the Emera External Limit and the Emera Guarantee Limit, for the purpose of financing the acquisition of exempt wholesale generators and foreign utility companies; and

               (viii) to restructure its nonutility interests from time to time, including establish one or more intermediate subsidiaries organized exclusively for the purpose of acquiring, financing, and holding the securities of one or more existing or future nonutility subsidiaries.

        Emera's intermediate registered holding company subsidiaries Emera US Holdings Inc. ("EUSH") and BHE Holdings Inc. ("BHEH"), were authorized to issue and sell securities to Emera to finance one another through the issuance and acquisition of securities, and to finance Bangor Hydro-Electric Company ("BHE"), an electric public utility subsidiary company, by acquiring its securities.

          Emera's nonutility subsidiaries were authorized to pay dividends out of capital or unearned surplus.


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


          BHE was authorized to issue and sell up to $100 million in short-term debt.

          Lastly, Emera and its subsidiaries were authorized to acquire the equity securities of one or more special purpose subsidiaries ("Financing Subsidiaries") organized solely to facilitate a financing transaction and to guarantee the securities issued by Financing Subsidiaries.

          Applicants now request that the Commission release jurisdiction over the transactions proposed in the Application and permit the Emera Group to conduct such transactions authorized by the June Order through June 30, 2007 - for the full duration of the Authorization Period. The release of jurisdiction would affect only the Authorization Period; the other terms and conditions of the June Order would remain unchanged. The relief requested is necessary for the Emera Group to continue to finance and operate its businesses in compliance with the Act.

Item 2.   Fees, Commissions And Expenses.

          The fees, commissions and expenses to be paid or incurred by Emera directly or indirectly in connection with the preparation of this Post-effective Amendment No. 1 to the Application are estimated to be approximately $3,000.

Item 3.   Applicable Statutory Provisions.

          The proposed financing transactions are subject to Sections 6, 7, 9, 10, 12(b), 12(c), 13(b), 32 and 33 of the Act and Rules 43, 45, 46, 53, 54, 87
and 90 thereunder are considered applicable to the proposed transactions.


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


Item 4.   Regulatory Approvals.

          No state commission and no federal commission, other than the Commission, has jurisdiction over the proposed transactions.

Item 5.   Procedure.

          The Commission issued a notice of the filing of the Application on June 7, 2004. A new notice of the instant request for a release of jurisdiction is not required. The Commission is respectfully requested to issue an order authorizing the relief requested herein forthwith.

          A recommended decision by a hearing or other responsible officer of the Commission is not needed for approval of the proposed release of jurisdiction. The Division of Investment Management may assist in the preparation of the Commission's decision. There should be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

Item 6.   Exhibits And Financial Statements.

                                    * * * * *


Item 7.   Information As To Environmental Effects.

          The proposed transactions neither involve a "major federal action" nor "significantly affects the quality of the human environment" as those terms are used in Section 102(2)(C) of the National Environmental Policy Act, 42 U.S.C. Sec. 4321 et seq. No federal agency is preparing an environmental impact statement with respect to this matter.


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


                                   SIGNATURES

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-effective Amendment to its Application to be signed on its behalf by the undersigned thereunto duly authorized. The signature of the applicants, through the undersigned, is restricted to the information contained in this amended Application which is pertinent to the instant Application.

Date:  October 26, 2004                Emera Incorporated
                                       NS Power Services Ltd.
                                       NSP Trigen Inc.
                                       Emera Fuels Inc.
                                       Strait Energy Inc.
                                       Emera Utility Services Inc.
                                       Cablecom Ltd.
                                       Fibretek Inc.
                                       Utilismart Corp.
                                       NSP Pipeline Management Ltd.
                                       NSP Pipeline Inc.
                                       NSP US Holdings Inc.
                                       NSP Investments Inc.
                                       Scotia Holdings Inc.
                                       Nova Power Holdings Inc.
                                       Scotia Power U.S. Ltd.
                                       1447585 Ontario Ltd.
                                       Ontario 8 Group Financing LLC
                                       Emera Energy Inc.
                                       Emera Energy U.S. Subsidiary No. 1, Inc.
                                       Emera Energy U.S. Subsidiary No. 2, Inc.
                                       Emera Energy Services Inc.
                                       3065381 Nova Scotia Company
                                       3065383 Nova Scotia Company
                                       3065384 Nova Scotia Company
                                       3065385 Nova Scotia Company
                                       Emera Investments LLC


                                       By: /s/ Richard J. Smith
                                           ------------------------
                                       Name:  Richard J. Smith
                                       Title:  Corporate Secretary and General
                                       Counsel


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

Date:  October 26, 2004                Emera US Holdings Inc.
                                       BHE Holdings Inc.
                                       By: /s/ A. Michael Burnell
                                           --------------------------
                                       Name:  A. Michael Burnell
                                       Title:  Director, President and Secretary

Date:  October 26, 2004                Bangor Hydro-Electric Company
                                       Bangor Var Co. Inc.
                                       Bangor Energy Resale Inc.
                                       CareTaker, Inc.
                                       Bangor Fiber Co. Inc.
                                       Bangor Line Co.
                                       The Pleasant River Gulf Improvement Co.
                                       The Sebois Dam Co.
                                       East Branch Improvement Co.
                                       Godfrey's Falls Dam Co.
                                       The Sawtelle Brook & Dam Improvement Co.

                                       By: /s/ Richard J. Smith
                                           ------------------------
                                       Name:  Richard J. Smith
                                       Title:  Corporate Secretary







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